EXHIBIT 3.5


                                     BYLAWS
                                       OF
                       MINNESOTA CORN PROCESSORS COLORADO

                                   ARTICLE I.
                                   MEMBERSHIP

     SECTION 1 - QUALIFICATIONS. Initially, Minnesota Corn Processors, Inc., a Minnesota cooperative ("MCP Minnesota"), shall be the only member of this Cooperative. From and after the effective time of the merger of MCP Minnesota into this Cooperative, pursuant to the Transaction Agreement among this Cooperative, MCP Minnesota and Minnesota Corn Processors, LLC (the "Transaction Agreement"), the members of MCP Minnesota shall become members of this Cooperative as provided in the Transaction Agreement. Thereafter, all producers of agricultural products (individuals, firms, partnerships, corporations, or associations) who are eligible for membership and who have acquired a minimum of five (5) shares of Common Stock shall be members. In every case following the adoption of this Bylaw, any producer entering into a patronage relationship with this Cooperative who is eligible for membership and not already a member becomes a member (unless the producer or this Cooperative expressly states otherwise) upon:

     (a) becoming the holder of five (5) shares of Common Stock, and

     (b) upon receiving from this Cooperative written notification and a copy of the Bylaw (Consent Bylaw) providing for consent to take patronage distributions into income.

     SECTION 2 - TERMINATION OF MEMBERSHIP. At any time if a member:

     (a) has become ineligible for membership; or

     (b) has failed to patronize this Cooperative for a period of one year or more; or

     (c) has moved from the territory served by this Cooperative; or

     (d) dies or ceases to be an agricultural producer (or in the case of a cooperative association, ceases to be a bona fide association of agricultural producers); or

     (e) whenever the Board of Directors by resolution finds that a member has:

         (i) intentionally or repeatedly violated any provision of the Articles of Incorporation or the Bylaws of this Cooperative; or

         (ii) breached any contract with this Cooperative; or

         (iii) remained indebted to this Cooperative for ninety (90) days after such indebtedness first became payable; or

         (iv) willfully obstructed any lawful purpose or activity of this Cooperative;


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     then, in any such event, the Board of Directors, in its sole discretion, may terminate that member's membership.

     Termination shall be either by purchasing the Common Stock of such member by tendering to the member the par value thereof or the book value thereof if lesser than the par value, less any indebtedness due the Cooperative; or purchasing the Common Stock of such member by tendering to the member a nonvoting certificate of interest or nonvoting stock representing the member's interest at the time of tender, such interest to be ascertained as specified above. Such nonvoting certificate of interest or nonvoting stock shall not be entitled to receive interest or dividends, since no interest or dividends are paid on Common Stock. In either case, the voting stock of said member shall be canceled, and said member shall thereafter have no voting rights in this Cooperative. No action taken hereunder shall impair the obligations or liabilities of either party under any contract with the Cooperative, which may be terminated only as provided therein.

     SECTION 3 - POLICY OF CLOSED COOPERATIVE. It is the policy of this Cooperative that the Cooperative shall be a closed cooperative association, that is, one in which no new members shall be admitted other than by transfer of existing shares or by an expansion of the Cooperative's capacity to process corn. No part of an individual member's savings of this Cooperative shall be used by this Cooperative to finance expansion of the Cooperative's capacity to process corn beyond the capacity derived from the original Uniform Marketing Agreements entered into with the members, unless the approval of that member has been obtained by the Cooperative.

                                  ARTICLE II.
                        MEETINGS OF MEMBER-SHAREHOLDERS

     SECTION 1 - ANNUAL MEETING. The Annual Meeting of the member-shareholders of the Cooperative shall be held on a date fixed by the Board of Directors falling within six (6) months following the close of the fiscal year, at a time and place fixed by the Board of Directors.

     SECTION 2 - SPECIAL MEETINGS. Special meetings of the member-shareholders of the Cooperative shall be held at the place specified in the notice of the meeting. Any such special meeting may be called by the Board of Directors, or twenty percent (20%) of the member-shareholders. Each call for a special meeting shall be in writing, signed by the person or persons making the same, addressed and delivered to the Secretary, and shall state the time, place, and purposes of such meeting.

     SECTION 3 - NOTICE OF MEETINGS

     (a) Notice of Special Meetings. The Chairman or the President shall give notice of a special meeting of the member-shareholders by:

         (i) publication in a legal newspaper published in the county of the principal place of business of the Cooperative;


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         (ii) publication in a magazine, periodical, or other publication of the
   Cooperative that is regularly published by or on behalf of the Cooperative and circulated generally among its member-shareholders; or

         (iii) mailing the notice of the special meeting of the member-shareholders to each member-shareholder personally at the member-shareholder's last known post office address, which for a member cooperative means notice mailed to the Secretary of the Cooperative.

     The notice of a special meeting of the member-shareholders shall state the time, place, and purpose of the special meeting. No business shall be transacted at special meetings other than that referred to in the notice.

     When a special meeting is called by written petition of the member-shareholders, the notice of the special meeting shall be issued within ten days from and after the date of the presentation of the petition of the member-shareholders, and the special meeting must be held by 30 days after the date of the presentation of the petition of the member-shareholders.

     The notice of a special meeting of the member-shareholders must be published at least two weeks before the date of the meeting or mailed at least 15 days before the date of the meeting.

     (b) Notice of the Annual Meeting. The Secretary shall give notice of the Annual Meeting of the member-shareholders by:

         (i) publication in a legal newspaper published in the county of the principal place of business of the Cooperative;

         (ii) publication in a magazine, periodical, or other publication of the Cooperative that is regularly published by or on behalf of the Cooperative and circulated generally among its member-shareholders; or

         (iii) mailing the notice of the Annual Meeting of the member-shareholders to each member-shareholder personally at the member-shareholder's last known post office address, which for a member cooperative means notice mailed to the Secretary of the Cooperative.

     The notice of the Annual Meeting of the member-shareholders must be published at least two weeks before the date of the meetings or mailed at least 15 days before the date of the meeting. Such notice shall state the time and place of the meeting.

     SECTION 4 - VOTING. Each member-shareholder shall be entitled to one vote upon each matter submitted to a vote at a meeting of the member-shareholders. Voting by proxy and cumulative voting shall not be permitted, and no individuals shall be permitted to cast more than one (1) vote on any matters submitted to a vote at a member-shareholder meeting. If two (2) or more persons hold one membership in partnership, joint tenancy, or otherwise, the vote of such


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membership shall be cast by any one of such persons. A member-shareholder absent from any meeting may submit a mail vote on any motion, resolution, or amendment to be acted upon at such meeting, provided a mail ballot has been specifically authorized by the Board of Directors. A mail vote must be cast on a ballot containing the exact text of the proposed motion, resolution, or amendment by depositing such ballot in the United States mail, with postage prepaid thereon, addressed to the Secretary at the principal office of the Cooperative not later than five (5) days prior to the day of the meeting at which the vote is taken.

     SECTION 5 - QUORUM. Ten percent (10%) of the members present in person or represented by mail vote shall constitute a quorum necessary to the transaction of business at any Annual Meeting or special meeting of the member-shareholders; provided, however, that a quorum shall never be more than fifty (50) members.

                                  ARTICLE III.
                                   DIRECTORS

     SECTION 1 - NUMBER AND QUALIFICATIONS. Until the effective date of the merger of MCP Minnesota into this Cooperative pursuant to the Transaction Agreement, this Cooperative shall have a Board of Directors comprised of three
(3) persons as specified in the Articles of Incorporation. Thereafter, the Cooperative shall have a Board of Directors comprised of twenty-four (24) persons. Each director shall be a member or an elected or appointed representative of a member who is other than a natural person, including the elected or appointed representative of a family farm corporation or an authorized farm corporation.

     SECTION 2 - ELECTION OF DIRECTORS. At each Annual Meeting of the member-shareholders, elections shall be held to fill all vacancies on the Board of Directors. Member-shareholders may vote by mail ballot for directors, provided a mail ballot has been specifically authorized by the Board of Directors. Directors shall be elected for staggered terms of three (3) years and until a successor is elected and qualified.

     SECTION 3 - REMOVAL OF DIRECTORS. The Board of Directors or any individual director may be removed from office, with cause, by a vote of a majority of the member-shareholders of the Cooperative that are present in person or by mail ballot and that are entitled to vote at the meting of the member-shareholders at which said removal of directors is considered. In case any one (1) or more directors be so removed, successor directors shall be elected at the same meeting. Such successor directors shall be from the same district or districts as the director or directors so removed.

     SECTION 4 - VACANCIES. Whenever a vacancy occurs on the Board of Directors, other than from expiration of a term of office or removal from office, a majority of the remaining directors shall appoint a member from the same district to fill the vacancy until the next Annual Meeting of the member-shareholders, at which time the member shall elect a new director to fill the vacancy for the remainder of the term of the vacant director.

     SECTION 5 - ANNUAL MEETING. An annual organizational meeting of the Board of Directors shall be held within ten (10) days following each Annual Meeting of the member-


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shareholders for the purpose of the election of the officers of the Cooperative for the ensuing year, and to transact such other business as may properly come before the meeting.

     SECTION 6 - REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held each month upon such notice and at such time and place as the Board of Directors may determine.

     SECTION 7 - SPECIAL MEETINGS; ACTION WITHOUT MEETING. A special meeting of the Board of Directors shall be held whenever called by the Chairman or, during his or her absence, by the Vice Chairman, on forty-eight (48) hours' notice to each director personally, or by mail. Special meetings shall be called by the Chairman or Secretary in like manner and on like notice on the written request of any director. The purpose of a special meeting need not be specified in the notice of the meeting. Notice of any special meeting may be waived by attendance at a meeting, except when a director attends a meeting and objects to the transaction of business, or by a waiver of notice signed before, during, or after the meeting. Prior to the effective date of the merger of MCP Minnesota into this Cooperative pursuant to the Transaction Agreement, the Board of Directors may take any action in writing without a meeting, if the written action is signed by all the directors.

     SECTION 8 - QUORUM, VOTING. A majority of the directors in office shall constitute a quorum necessary to the transaction of business at any annual organizational meeting, regular meeting, or special meeting of the Board of Directors, but if less than a quorum is present, those directors present may adjourn the meeting from time to time until a quorum shall be present. All questions shall be decided by a vote of a majority of the directors present at a meeting.

     SECTION 9 - EXECUTIVE COMMITTEE. The Board of Directors may designate three
(3) or more directors, one of whom shall be the Chairman of the Cooperative, to constitute an Executive Committee. The Board of Directors may elect other directors as alternative members of the Executive Committee. To the extent determined by the Board of Directors, the Executive Committee shall have and exercise the authority of the Board of Directors in the management and business of the Cooperative; provided, however, that the Executive Committee shall not have the powers of the Board of Directors in regard to apportionment or distribution of proceeds, election of officers, filling vacancies on the Board of Directors, and recommending amendments to the Articles of Incorporation or the Bylaws. The Executive Committee shall act only in the interval between meetings of the Board of Directors, and shall be subject at all times to the control and direction of the Board of Directors. Copies of the minutes of each Executive Committee meeting shall be mailed to all directors within seven (7) days following such meeting.

     SECTION 10 - COMPENSATION. The compensation of the Board of Directors shall be determined by resolution of the Board of Directors, which shall be presented for approval to the membership of this Cooperative at any Annual Meeting or special meeting, and when so determined shall be continuing until altered or amended. Officers and directors shall also be entitled to reimbursement for actual expenses incurred in attending Board of Directors; meetings or in conducting other business of the Cooperative. Such expense accounts shall be approved by the Board of Directors.


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     SECTION 11 - NUMBER OF DISTRICTS. The territory in which the members of this Cooperative are located shall be divided into eight districts. The boundaries of such districts shall be defined without dividing counties, and the number of directors representing each district shall be approximately proportionate to the number of members located in that district. Each district shall be represented by two or more directors, who shall be elected at the Annual Meeting, as provided in Section 2 of this Article III.

     SECTION 12 - DISTRICTING COMMITTEE. At any time up to three years from the establishment of the original districts, the Board of Directors shall appoint a Districting Committee. The Districting Committee shall review the boundaries of the districts, the number of members located in each district, and the number of directors representing each district. The Districting Committee shall then recommend any changes to said boundaries that are necessary to maintain equality of representation among such districts.

     The boundaries of the districts, the number of members located in each district, and the number of directors representing each district shall be subject to review by the Districting Committee at least every three years. The recommendations of the Districting Committee may be accepted, rejected, or modified by the Board of Directors. Rather than appointing a Districting Committee, the Board of Directors may delegate the duties, powers, rights, and responsibilities described in this Section 12 to any existing committee of the Board of Directors.

     SECTION 13 - COUNTIES AND DISTRICTS. Effective as of the Annual Meeting of the members of the Cooperative in January of 1997, the counties in each of the Cooperative's eight districts shall be as follows:

     (a) District One. District One shall include the following counties in
Minnesota: Anoka, Big Stone, Chisago, Clay, Crow Wing, Dakota, Douglas, Grant, Hennepin, Kanabec, Kandiyohi, Mahnomen, Meeker, Mille Lacs, Morrison, Norman, Otter Tail, Pennington, Polk, Pope, Ramsey, Red Lake, Sherburne, Stearns, Stevens, Swift, Todd, Traverse, Wadena, Washington, Wilkin, and Wright.

     (b) District Two. District Two shall include the following counties in
Minnesota: Blue Earth, Carver, Dodge, Faribault, Fillmore, Freeborn, Goodhue, Le Sueur, McLeod, Mower, Nicollet, Olmsted, Renville, Rice, Scott, Sibley, Steele, Wabasha, and Waseca.

     (c) District Three. District Three shall include Brown County, Redwood County, and Watonwan County in Minnesota.

     (d) District Four. District Four shall include Chippewa County and Lac Qui Parle County in Minnesota.

     (e) District Five. District Five shall include Lincoln County and Yellow Medicine County in Minnesota, and shall also include the following counties in South Dakota: Beadle, Bon Homme, Brookings, Brown, Charles Mix, Clark, Clay, Codington, Deuel, Grant, Hamlin, Kingsbury, Lake, Lincoln, McCook, Miner, Minnehaha, Moody, Spink, Turner, and


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Yankton.

     (f) District Six. District Six shall include Lyon County in Minnesota.

     (g) District Seven. District Seven shall include the following counties in
Minnesota: Cottonwood, Jackson, Martin, Murray, Nobles, Pipestone, and Rock.

     District Seven shall also include the following counties in Iowa: Cerro Gordo, Clay, Chickasaw, Dickinson, Emmet, Lyon, Mitchell, Osceola, Sioux, and Winnebago.

     (h) District Eight. District Eight shall include the following counties in
Iowa: Carroll, Crawford, Davis, Delaware, Dubuque, Fremont, Harrison, Ida, Linn, Louisa, Page, Pottawattamie, Shelby, Story, and Webster.

     District Eight shall also include the following counties in Nebraska:
Adams, Antelope, Boone, Buffalo, Burt, Butler, Cass, Cedar, Cheyenne, Clay, Colfax, Cuming, Dawson, Dixon, Dodge, Douglas, Fillmore, Franklin, Gosper, Greeley, Hall, Hamilton, Harlan, Holt, Howard, Kearney, Knox, Lancaster, Lincoln, Madison, Merrick, Nance, Otoe, Phelps, Pierce, Platte, Polk, Red Willow, Saline, Saunders, Scotts Bluff, Seward, Stanton, Thurston, Valley, Washington, Wayne, Webster, Wheeler, and York.

     If a situation arises where a member of the Cooperative is located in a county which is not designated as part of the any of the Cooperative's districts, then the Board of Directors may add that county to whichever of the Cooperative's districts the Board of Directors determines is most logical, in its sole discretion, and may notify the affected member of its decision. The Board of Directors may take this action without the need for any additional amendments to the Cooperative's Bylaws. The designation of new counties to existing districts by the Board of Directors under these circumstances shall be reviewed by the Districting Committee when it is next appointed.

     SECTION 14 - DIRECTORS AND DISTRICTS. Before the Annual Meeting of the Cooperative in January of 1997, each of the Cooperative's eight districts was represented by three directors. Effective as of the Annual Meeting of the Cooperative in January of 1997, the number of directors representing each district shall be as follows:

     (a) District One shall be represented by three directors.

     (b) District Two shall be represented by three directors.

     (c) District Three shall be represented by three directors.

     (d) District Four shall be represented by two directors.

     (e) District Five shall be represented by three directors.

     (f) District Six shall be represented by two directors.


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     (g) District Seven shall be represented by three directors.

     (h) District Eight shall be represented by five directors.

     SECTION 15 - DIRECTOR ELECTIONS RELATED TO REDISTRICTING. In order to accomplish the transition described above in Sections 13 and 14 of this Article III related to changing the boundaries of some of the districts and changing the number of directors representing some of the districts, director elections at the January, 1997 Annual Meeting of the members of the Cooperative shall be handled in the following manner:

     (a) All of the incumbent directors in District Four, and any additional nominees to represent District Four, will participate in the election. The candidate with the highest number of votes shall be elected to a three year term.

     The candidate with the next highest number of votes shall be elected to a two year term, in order to stagger the terms of the District Four directors, so that in the future, no more than one director per year will need to be elected to represent District Four. After the director election at the 1997 Annual Meeting, all District Four directors will be elected to three year terms.

     (b) The District Six election for directors at the 1997 Annual Meeting of the members of the Cooperative shall be handled in the same manner described above in Article III, Section 15(a) for the District Four director election.

     (c) District Eight shall elect three directors at the January, 1997 Annual Meeting of the members of the Cooperative. One of those directors shall fill the director position that needs to be filled as a result of an expiring term. The other two directors elected shall increase the number of directors representing District Eight from three to five. The incumbent District Eight directors whose terms have not yet expired shall not participate in this election.

     The two candidates with the highest numbers of votes shall be elected to three year terms. The candidate with the next highest number of votes shall be elected to a two year term, in order to stagger the terms of the District Eight directors, so that in the future, no more than two directors per year will need to be elected to represent District Eight. After the director election at the 1997 Annual Meeting, all District Eight directors will be elected to three year terms.

     (d) Director elections in the districts other than Districts Four, Six, and Eight shall be held only in connection with expiring terms of the directors representing those districts.

                                  ARTICLE IV.
                              DUTIES OF DIRECTORS

     SECTION 1 - GENERAL POWERS. The Board of Directors shall manage the business and affairs of the Cooperative, and shall exercise all of the powers of the Cooperative except such as are by law, the Articles of Incorporation, or these Bylaws conferred upon or reserved to the members. The Board of Directors shall adopt such policies, rules, regulations, and actions not inconsistent with


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law, the Articles of Incorporation, or these Bylaws, as it may deem advisable.

     SECTION 2 - EMPLOYMENT OF PRESIDENT AND GENERAL MANAGER. The Board of Directors shall select and employ a President and General Manager and fix the compensation of such President and General Manager. The Board of Directors may terminate the employment of the President and General Manager with or without cause at any time, unless an enforceable written contract between the Cooperative and the President and General Manager provides otherwise.

     SECTION 3 - BONDS AND INSURANCE. The Board of Directors shall require the President and General Manager and all officers, agents, and employees charged by the Cooperative with responsibility for the custody of any of its funds or property to give adequate bonds. Such bonds, unless cash security is given, shall be furnished by a responsible bonding company and approved by the Board of Directors, and the cost thereof shall be paid by the Cooperative. The Board of Directors shall provide for the adequate insurance of the property of the Cooperative, or property which may be in the possession of the Cooperative, or stored by it, and not otherwise adequately insured, and in addition adequate insurance covering liability for accidents to all employees and the public.

     SECTION 4 - ACCOUNTING SYSTEM AND AUDIT. The Board of Directors shall install and maintain an adequate system of accounts and records. At least once in each year the books and accounts of such the Cooperative shall be audited, and the report of such audit shall be made at the next Annual Meeting of the member-shareholders.

     SECTION 5 - AGREEMENTS WITH MEMBERS. The Board of Directors shall have the power to carry out all agreements of the Cooperative with its members in every way advantageous to the Cooperative representing the members collectively.

     SECTION 6 - DEPOSITORY. The Board of Directors shall have power to select one or more banks to act as depositories of the funds of the Cooperative, and to determine the manner of receiving, depositing, and disbursing the funds of the Cooperative, the form of checks, and the person or persons by whom they shall be signed, with the power to change such banks and the person or persons signing such checks and the form thereof at will.

                                   ARTICLE V.
                   OFFICERS AND PRESIDENT AND GENERAL MANAGER

     SECTION 1 - ELECTION OF OFFICE. At each Annual Meeting of the Board of Directors, the Board of Directors shall elect the principal officers of this Cooperative, which principal officers shall, (a) until the effective date of the merger of MCP Minnesota into this Cooperative pursuant to the Transaction Agreement, be a Chairman, a Vice Chairman and a Secretary/Treasurer, and (b), thereafter, be a Chairman, a Vice Chairman, a Secretary, and a Treasurer or a Secretary/Treasurer. The Board of Directors may elect one or more Assistant Vice Chairmen, Assistant Secretaries, and Assistant Treasurers as and when it may deem necessary. The Chairman and Vice Chairman must be directors of the Cooperative. An officer may be removed by the Board of Directors whenever in its judgment the best interests of the Cooperative will be served thereby. If any vacancy shall occur among the principal officers of the Cooperative, it shall be filled by the Board of Directors at its next


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regular meeting following the vacancy.

     SECTION 2 - DUTIES OF CHAIRMAN. The Chairman shall:

     (a) preside over all meetings of the members of the Cooperative, the Executive Committee, and the Board of Directors;

     (b) call special meetings of the Board of Directors,

     (c) perform all acts and duties usually performed by an executive and presiding officer; and

     (d) sign all membership certificates and such other papers of the Cooperative as the Chairman may be authorized or directed to sign by the Board of Directors; provided, however, that the Board of Directors may authorize any person to sign any or all checks, contracts, and other documents in writing on behalf of the Cooperative. The Chairman shall perform such other duties as may be prescribed by the Articles of Incorporation, by these Bylaws, or by the Board of Directors.

     SECTION 3 - DUTIES OF VICE CHAIRMAN. In the absence or disability of the Chairman, the Vice Chairman shall perform the duties of the Chairman.

     SECTION 4 - DUTIES OF SECRETARY. The Secretary shall attend all meetings of the Board of Directors, all meetings of the Executive Committee, and all meetings of the members, and shall record all votes and keep minutes of all proceedings. The Secretary shall keep a complete record of all meetings of the Cooperative and of the Board of Directors, and shall have general charge and supervision of the books and records of the Cooperative. The Secretary shall sign all membership certificates with the Chairman, and such other papers pertaining to the Cooperative as he or she may be authorized or directed to sign by the Board of Directors. The Secretary shall serve all notices required by law and by these Bylaws, including notices of meetings, and shall make a full report of all matters and business pertaining to his or her office to the members at the Annual Meeting. The Secretary shall keep complete stock and membership records, shall make all reports required by law, and shall perform such other duties as may be required of him or her by the Cooperative or the Board of Directors. An Assistant Secretary, if any, shall perform the duties of the Secretary during the absence or disability of the Secretary.

     SECTION 5 - DUTIES OF TREASURER. The Treasurer shall perform such duties with respect to the finances of the Cooperative as may be prescribed by the Board of Directors. An Assistant Treasurer, if any, shall perform the duties of the Treasurer during the absence or disability of the Treasurer.

     SECTION 6 - DUTIES OF PRESIDENT AND GENERAL MANAGER. The President and General Manager shall perform such duties as the Board of Directors may prescribe, and shall exercise such authority as the Board of Directors may from time to time vest in him or her. Under the direction of the Board of Directors, the President and General Manager shall have general charge of the ordinary and usual business operations of the Cooperative, including the purchasing, marketing and


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handling of all products and supplies handled by the Cooperative.

     The President and General Manager shall deposit all money belonging to the Cooperative that comes into his or her possession in the name of the Cooperative in a bank or banks selected by the Board of Directors, and if authorized to do so by the Board of Directors, shall make all disbursements by check therefrom for the ordinary and necessary expenses of the business in the manner and form prescribed by the Board of Directors. On the appointment of his or her successor, the President and General Manager shall deliver to said successor all money and property belonging to the Cooperative which he or she has in his or her possession or over which he or she has control.

     The President and General Manager shall be required to maintain the Cooperative's records and accounts in such a manner that the true and correct condition of the Cooperative's business may be ascertained therefrom at any time. The President and General Manager shall render annual and periodic statements in the form and in the manner prescribed by the Board of Directors, and shall carefully preserve all books, documents, correspondence, and records of whatever kind pertaining to the business of the Cooperative that may come into his or her possession.

     Subject to the approval of the Board of Directors, the President and General Manager shall employ, supervise, and dismiss any or all employees of the Cooperative, except agents or counsel specifically employed by the Board of Directors.

     SECTION 7 - COMPENSATION. The salary, compensation, and other benefits of the President and General Manager and all officers shall be fixed by the Board of Directors; provided, however, that no officer who is a director may take part in the vote on his or her own compensation.

     SECTION 8 - SPECIAL POWERS. The President and General Manager or any officer may be vested by the Board of Directors with any power and charged with any duty not contrary to law or inconsistent with the Articles of Incorporation or these Bylaws.

                                  ARTICLE VI.
                         INDEMNIFICATION AND INSURANCE

     SECTION 1 - INDEMNIFICATION. This Cooperative shall indemnify each director, officer, manager, employee, or agent of this Cooperative, and any person serving at the request of this Cooperative as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her to the fullest extent to which such officers, directors, managers, agents, and employees of a cooperative association may be indemnified under the laws of the State of Minnesota, or any amendments thereto or substitutions therefor.

     SECTION 2 - INSURANCE. This Cooperative shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee, or agent of this Cooperative, or who is or was serving at the request of this Cooperative as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust, or other


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enterprise against any liability asserted against him or her and incurred by him or her in any such capacity.

                                  ARTICLE VII.
                    METHOD OF OPERATION - PATRONAGE REFUNDS

     SECTION 1 - COOPERATIVE OPERATION. This Cooperative shall be operated on the cooperative basis. Each transaction between this Cooperative and each patron shall be subject to and shall include as a part of its terms each provision of the Articles of Incorporation and Bylaws of this Cooperative, whether the same be expressly referred to in said transaction or not. Upon delivering or selling or contracting to deliver or sell any agricultural products to this Cooperative, or upon receiving or buying or contracting to receive or buy any supplies or equipment or services from this Cooperative, each patron so delivering, selling, receiving, buying, or contracting, as the case may be, shall be entitled to any and all patronage refunds as defined in this Article VII of the Bylaws.

     SECTION 2 - GROSS RECEIPTS. All proceeds of the sales of products marketed for patrons, plus all sums received for supplies and equipment procured for patrons, plus all sums received for any other services for patrons or income from any source whatever shall be deemed to be "gross receipts".

     SECTION 3 - ANNUAL SAVINGS.

     (a) The Cooperative shall deduct from said gross receipts:

         (i)   all operating expenses and costs;

         (ii)  the cost of supplies and commodities procured or sold;

         (iii) the cost of services performed;

         (iv)  all taxes and all other necessary expenses;

         (v) all bad debts deemed worthless by the Cooperative and actually charged off on the books of the Cooperative; and

         (vi) reasonable and necessary additions to reserves for depreciation, depletion, and obsolescence of physical property, and reasonable and necessary additions to all other valuation reserves, all of which shall be established in accordance with usual and customary accounting practices.

     (b) The Board of Directors may set aside a sum not to exceed five percent (5%) of the annual savings from local operations (annual savings less patronage refunds received from regional cooperatives) as an educational fund which shall be used for the purpose of promoting and encouraging cooperative organization.


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


     (c) The remainder of said gross receipts, after all of the deductions described above in subsections (a) and (b) have been calculated upon a fiscal year basis, shall be deemed to be net proceeds or "annual savings," and shall be distributed to the patrons on a patronage basis, as provided by law and in this Bylaw. There shall be no discrimination between member and nonmember patrons.

     (d) The allocation and distribution of net savings to patrons may include nonqualified written notices of allocation, qualified written notices of allocation or any combination thereof. If the Cooperative shall distribute twenty percent (20%) or more of its patronage refunds in cash and the remainder in qualified written notices of allocation to those patrons who consent to take all patronage distributions into income as provided in Section 7 of this Article VII the distribution of patronage refunds to those patrons who do not so consent may be made (at the discretion of the Board of Directors) solely in the form of nonqualified written notices of allocation.

     SECTION 4 - MANNER OF DISTRIBUTION OF PATRONAGE.

     (a) The annual savings distributed to patrons shall be distributed annually in cash, in Common Stock, in Units of Equity Participation (or, in the case of non-member patrons, in Nonvoting Units of Equity Participation), in Preferred Stock, in stock credits, in the form of certificates of interest, in revolving fund certificates, in notes, or in the form of credits in a patronage credit account set up on the books of the Cooperative (or any combination thereof), allocated to patrons on a patronage basis.

     (b) Distribution of annual savings to patrons shall be made as soon as practicable after the close of each fiscal year and written notice shall be sent to each patron showing the total amount of the distribution made to that patron and the manner of such distribution, including the exact amount distributed in cash, in stock, in certificates, in Units of Equity Participation or Nonvoting Units of Equity Participation and/or in credits. Said notice shall be given not more than eight and one-half (8-1/2) months after the close of the fiscal year.

     SECTION 5 - REVOLVING CAPITAL. When, in the sole opinion of the Board of Directors, the Cooperative has sufficient working capital, Common Stock, Preferred Stock, certificates of interest, revolving fund certificates, notes issued for patronage, and/or other evidence of patronage equity and patronage credits may be called for payment at the lesser of the stated value (par value in the case of stock) or book value thereof. Such stock or patronage equities may be paid or redeemed in whole or in part at such time, in such manner, and in such order as shall be determined by the Board of Directors, including payment or redemption of a percentage of the stock or equities of the same class without regard to date of issue; provided, however, the Board of Directors may not redeem Nonvoting Units of Equity Participation unless it also redeems a pro-rata number of Units of Equity Participation. The Board of Directors, in its sole discretion, shall also have the authority to pay or redeem stock and evidences of patronage equities held in the name of deceased patrons.

     SECTION 6 - TRANSFER. No assignment or transfer of Common or Preferred Stock, Units of Equity Participation or Nonvoting Units of Equity Participation or any amount credited to the capital account of a patron, including any such amount evidenced by a certificate or letter, shall be binding on this Cooperative without the consent of the Board of Directors nor until it shall have been entered in the books of this Cooperative.

     Prior to any transfer of Common Stock, the member wishing to transfer must notify the Board of Directors of said member's intent to transfer. If the proposed transferee is not:

     (a) the spouse, parent, child or spouse of child, brother or sister, or spouse of brother or sister of the member who wishes to transfer; or

     (b) a family farm corporation in which the member who wishes to transfer is a shareholder, or

     (c) a partnership in which the member who wishes to transfer is a partner,

     such member shall, in a manner to be determined by the Board of Directors, first offer to sell to every other member of this Cooperative all of the stock proposed to be transferred. If more than one member desires to purchase the stock, the Board of Directors shall determine the method by which the new transferee will be chosen. In the event that members do not desire to purchase any or all of said stock, the member may, subject to the consent of the Board of Directors, transfer the stock to the originally proposed transferee.

     SECTION 7 - CONSENT. Each person (including individuals, firms, partnership, corporations, or associations) who hereafter applies for and is accepted to membership in this Cooperative and each member or non-member patron of this Cooperative on the effective date of this Bylaw who continues as a member or non-member patron after such date shall, by such act alone, consent that the amount of any distributions with respect to that person's patronage which are made in written notices of allocation (as defined in 26 U.S.C. Sec.
1388), and which are received by that person from the Cooperative, will be taken into account by that person at their stated dollar amounts in the manner provided in 26 U.S.C. Sec. 1385(a) in the taxable year in which such written notices of allocation are received by that person.

     SECTION 8 - PATRON CORN DELIVERY RIGHTS AND OBLIGATIONS. Written notification of the adoption of this Consent Bylaw, a statement of its significance, and a copy of the provision regarding said consent shall be given separately to each member and prospective member before they become members of the Cooperative.

     SECTION 9 - PATRONAGE DISTRIBUTIONS IN THE FORM OF UNITS OF PARTICIPATION. The members and non-member patrons of this Cooperative understand and acknowledge that when the Cooperative distributes all or part of its annual savings to its members and non-member patrons in the form of Units of Equity Participation or Nonvoting Units of Equity Participation, each of those Units includes an obligation to deliver one additional bushel of corn to the Cooperative each year (subject to the right of the Board of Directors to specify fractional adjustments in the number of bushels or corn to be delivered for each Unit, based on the Cooperative's operations).

     Each member of this Cooperative, on the basis of that person's membership in this


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


Cooperative, and on the basis of the adoption of this Bylaw by the members of the Cooperative, hereby consents to deliver an additional bushel of corn to the Cooperative each year for each Unit of Participation distributed to that person as part of the Cooperative's annual savings (subject to the right of the Board of Directors to specify fractional adjustments in the number of bushels or corn to be delivered for each Unit, based on the Cooperative's operations). This shall be case regardless of whether those Units were distributed before or after the adoption of this Article VII, Section 9 of the Cooperative's Amended and Restated Bylaws.

     Further, each member of this Cooperative agrees to make those additional corn deliveries each year without amending the member's Uniform Marketing Agreement or Supplement to Uniform Marketing Agreement with the Cooperative, and without signing an Additional Bushel Agreement or any other similar document.

     In addition, each member and non-member patron of this Cooperative agrees to deliver these additional bushels of com at the times and locations designated by the Cooperative.

     Finally, the Board of Directors is authorized from time to time to adopt a corn delivery program to implement the Cooperative's Uniform Marketing Agreements with its members and specify procedures and requirements relating to the delivery of corn to the Cooperative. Such corn delivery program shall, be binding on the members as part of their Uniform Marketing Agreements with the Cooperative.

     SECTION 10 - LOSSES. In the event of a loss in one or more departments, divisions of operation, or functions of this Cooperative which is not of such magnitude as to cause an overall loss to the Cooperative for the fiscal year, the loss shall be prorated against each of the remaining profitable departments, divisions of operation, or functions on the basis of their respective percentage of the annual savings during said fiscal year.

     In the event that this Cooperative shall incur a net loss in any fiscal year, said net loss shall be charged first against any capital reserve. If the loss exceeds the amount of the capital reserve, the Board of Directors may elect to recover the loss from prior or subsequent years' annual savings. The Board of Directors shall not have the authority to make an assessment against members or nonmember patrons; however, it shall have the authority to apply losses to members' and non-member patrons' individual patronage credit accounts.

     This section shall not be construed or administered so as to deprive this Cooperative of the right to carry back or carry forward net operating losses to past or future years in accordance with the applicable provisions of the Internal Revenue Code or state taxing statutes.

                                 ARTICLE VIII.
                                   AMENDMENT

     These Bylaws may be amended or repealed and new Bylaws may be adopted at any Annual Meeting or special meeting of the members of the Cooperative by the vote of a majority of the members present at such meeting; provided, however, that the notice of such meeting must


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contain a summary statement of the proposed amendment; and provided, further, that prior to the effective date of the merger of MCP Minnesota into this Cooperative pursuant to the Transaction Agreement, these bylaws may be amended by written action of MCP Minnesota as the only initial member.


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